  As filed with the Securities and Exchange Commission on February 21, 1996
                                                 Registration No. 33-
=============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            ---------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    Under
                        THE SECURITIES ACT OF 1933

                            ---------------------

                             SOLV-EX CORPORATION
              -----------------------------------------------
              (Exact name of Registrant specified in charter)

              NEW MEXICO                                  85-0283729
---------------------------------------    ------------------------------------
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


     500 Marquette N.W., Suite 300
           Albuquerque, NM                                   87102
---------------------------------------    ------------------------------------
(Address of Principal Executive Offices)                   Zip Code


                 SOLV-EX CORPORATION INCENTIVE STOCK OPTION PLAN
                                      and
                        STOCK OPTION PLAN FOR DIRECTORS
                                      and
        OPTIONS GRANTED PURSUANT TO INDIVIDUAL NON-QUALIFIED OPTION
                                   AGREEMENTS
        ------------------------------------------------------------
                            (Full title of the plan)

                           Herbert M. Campbell, Esq.
                             Solv-Ex Corporation
                         500 Marquette N.W., Suite 300
                           Albuquerque, NM      87102
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (505) 243-7701
         ------------------------------------------------------------
        (Telephone number, including area code, of agent for service)

                                   Copies to:

                            Raymond L. Friedlob, Esq.
                          Herrick K. Lidstone, Jr., Esq.
              Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                             Denver, Colorado 80202
                                (303) 571-1400

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                       CALCULATION OF REGISTRATION FEE
==============================================================================
                                            Proposed   Proposed
                                            maximum    maximum
    Title of                                offering   aggregate    Amount of
 securities to be          Amount to be    price per   offering   registration
   registered             registered (1)   share (2)   price (2)      fee
------------------------------------------------------------------------------
Common Stock, $.01 par      1,527,000       $30.00    $16,433,747    $5,667
value
==============================================================================
(1) This Registration Statement is being filed to register 500,000 shares of Common Stock which may be issued pursuant to the Registrant's Stock Option Plan For Directors (the "Directors' Plan"), 1,000,000 shares of Common Stock which may be issued pursuant to the Registrant's Incentive Stock Option Plan (the "Incentive Plan"), and 27,000 shares of common stock which may be granted pursuant to the terms of a written Consulting Agreements (the Directors' Plan, the Incentive Plan, and the Consulting Agreements being collectively referred to as the "Options"), plus such indeterminable number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions of the Options.

(2)   In accordance with Rule 457(h), the fee has been calculated as follows:
      12,000 shares at $1.38 per share; 300,000 shares at $1.50 per share; 100,000 shares at $1.65 per share; 154,500 shares at $2.56 per share; 100,000 shares at $2.82 per share; 75,000 shares at $3.56 per share; 25,000 shares at $3.94 per share; 5,000 shares at $4.44 per share; 30,000 shares at $4.47 per share; 120,000 shares at $4.91 per share; 25,000 shares at $5.25 per share; 65,000 shares at $5.75 per share; 25,000 shares at $7.09 per share; and 45,000 shares at $8.53 per share.

      The 350,000 options which have not been issued under the Directors' Plan, and the 95,500 options which have not been issued under the Incentive Plan, are based on the closing market price of $29.063 per share on February 14, 1996).

                 PART I INFORMATION REQUIRED IN THE SECTION 10(A)
                                     PROSPECTUS


Item 1.       PLAN INFORMATION.

              Documents containing information related to the Solv-Ex Corporation (the "Registrant") Stock Option Plan For Directors (the "Directors' Plan"), Incentive Stock Option Plan (the "Incentive Plan"), and the Consulting Agreement (the "Agreement") which are not filed as a part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act") will be sent or given to the holders of the stock options issued under the Plan and the holder of the Non-Qualified Options (the "Optionees") by the Registrant as specified by Rule 428(b)(1) of the Securities Act.


Item 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

              As required by this Item, the Registrant will provide to the Optionees a written statement advising them of the availability without charge, upon written or oral notice, of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address listing the title or department and telephone number to which the request is to be directed.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

              The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

              (1) Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as amended November 8, 1995 on
                   Form 10-K/A-1;

              (2) Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1995 and December 31, 1995; and

              (3) The description of the Common Stock contained in the Exhibits to the Registrant's Registration Statement on Form 8-A (No. 0-9897) as filed with the Commission on August 18, 1981.

              All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.


Item 4.       DESCRIPTION OF SECURITIES.

              No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act (Commission File No. 0-
9897).


Item 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

              Herbert M. Campbell II is General Counsel, Senior Vice President and a Director of the Company. As of February 15, 1996, Mr. Campbell owned 58,000 shares of the Company's Common Stock and held exercisable options to acquire an additional 95,000 shares.

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Item 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Section 53-11-4.1 of the New Mexico Business Corporation Act and
Article XI of the Registrant's Bylaws under certain circumstances provided for the indemnification of the Registrant's officers, directors, and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article XI of the Registrant's Bylaws.

              In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgements arising in connection with a legal proceeding to which such person is a party as a result of such relationship, if that person's actions were in good faith, were believed to be in the Registrant's best interest, and were believed not to be unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

              The circumstances under which indemnification is granted in connection with an action brought on behalf of the Registrant are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

              Indemnification may also be granted pursuant to provisions of the Bylaws which may be adopted in the future, pursuant to a vote of directors.
The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Registrant to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their service in such position.

              With regard to shareholder derivative suits, the indemnification provisions may be unenforceable as against public policy. (See the caption "Commission Position of Indemnification for Securities Act Liabilities" in the Prospectus at Page 10.)

Item 7.       EXEMPTION FROM REGISTRATION CLAIM

              Not Applicable


Item 8.       EXHIBITS.

              The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1           Amended Articles of Incorporation for Solv-Ex Corporation

5.1           Opinion of Counsel and Consent of Herbert M. Campbell, II

23.1          Consent of Herbert M. Campbell, II - See Exhibit 5.1.

23.2          Consent of KPMG Peat Marwick LLP


Item 9.       UNDERTAKINGS

The undersigned registrant hereby undertakes:

              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of new Mexico, on February 16, 1996.

                                    SOLV-EX CORPORATION


                                    By  /s/ John S. Rendall
                                        --------------------------------
                                        John S. Rendall, Chairman, Chief
                                        Executive Officer, and Principal
                                        Executive Officer

                                    By  /s/ W. Jack Butler
                                        ---------------------------------
                                        W. Jack Butler, President and
                                        Principal Financial Officer

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                   Title                 Date
       ----------                   -----                 ----

 /s/ John S. Rendall              Director         February 15, 1996
----------------------------
John S. Rendall

 /s/ W. Jack Butler               Director         February 15, 1996
----------------------------
W. Jack Butler

 /s/ Herbert M. Campbell II       Director         February 15, 1996
----------------------------
Herbert M. Campbell, II

 /s/ J.E. Czaja                   Director         February 15, 1996
----------------------------
J.E. Czaja

                                  Director         February   , 1996
----------------------------
M. Norman Anderson

 /s/ Julius D. Heldman            Director         February 15, 1996
----------------------------
Julius D. Heldman

 /s/ Thompson MacDonald           Director         February 15, 1996
----------------------------
Thompson MacDonald

 /s/ M.E. Davey                   Director         February 15, 1996
----------------------------
M.E. Davey